FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact:
John J. Dickson
Frontier Financial Corporation
President & CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President & CBO
425-514-0700

NEWS RELEASE

For release October 22, 2007, 5:30 A.M. PDT

FRONTIER FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER 2007 EARNINGS PER SHARE UP 15.0%;
ASSET QUALITY REMAINS STRONG

EVERETT, WASHINGTON– October 22, 2007 – Frontier Financial Corporation (Nasdaq: FTBK) today announced earnings for the third quarter ended September 30, 2007.  Net income for the third quarter 2007 increased 9.2% to $20.2 million, compared with net income of $18.5 million in 2006.  This was the result of an increase in pre-tax net interest income in third quarter 2007 of $5.5 million. On a diluted per share basis, third quarter net income for 2007 increased 15.0% to $0.46 per share compared with $0.40 per share in 2006.  Annualized return on average assets and return on average equity for the third quarter 2007 was 2.28% and 20.81%, respectively, compared to 2.37% and 19.85%, respectively, for the same period in 2006.

John J. Dickson, President and CEO of Frontier Financial Corporation, said, “We are pleased with our 15% increase in year over year third quarter earnings per share and our continued strong asset quality.  This was achieved during a period which many of our peers have seen flat or lower earnings per share and deteriorating credit quality.”

The tax equivalent net interest margin was 5.71% for the third quarter 2007, and was 5.82% for the same period in 2006.  For the current quarter, our tax equivalent net interest margin was down from 5.76% for the second quarter 2007.  Nine basis points of the second quarter’s tax equivalent net interest margin of 5.76%, was a result of a prepayment penalty on an early loan payoff that occurred in the second quarter, producing an adjusted tax equivalent net interest margin of 5.67%.   For the third quarter, six basis points of the change was attributable to a 92-day third quarter compared to a 91-day second quarter, offset by two basis points of the change by loans placed in nonaccrual status.  Taking these adjustments into account, the adjusted tax equivalent net interest margin for third quarter of 5.67% would have been unchanged as compared to the second quarter.

Loans increased by $489.2 million, or 17.3% since third quarter 2006.  Loan growth from the linked quarter-end was $124.7 million, or 15.6% annualized.  New loan originations for the third quarter 2007 were $364.3 million compared with $496.0 million in 2006, a 26.5% decrease. New loan originations were down $278.4 million or 43.3%, from the linked quarter-end.

Dickson continued, “As anticipated, due to the slowing housing market, the new loan volumes for the linked quarter and year-over-year have decreased.  Many of our customers have deferred starting new development or construction projects over concerns with the reduction of sales and the resulting increase in inventory levels.  We anticipate this trend to continue into the fourth quarter.  That being said, the Puget Sound continues to be one of the strongest housing markets in the country fueled by continued job and population growth.”

Highlights

For the third quarter 2007:

•	Third quarter earnings of $20.2 million, up 9.2% from the third quarter 2006 of $18.5 million.
•	Fully diluted third quarter earnings per share increased 15.0% to $0.46 from $0.40 a year ago.
•	Tax equivalent net interest margin moved down to 5.71% in the third quarter from 5.82% for the third quarter of 2006, and from 5.76% for the second quarter 2007.
•	Efficiency ratio continues as one of the industry’s best at 36% for the third quarter, up slightly from 35% for the third quarter 2006.
•	Return on average equity of 20.81% for the third quarter, up from 19.85% for the third quarter 2006.
•	Return on average assets of 2.28% for the third quarter, compared to 2.37% for the third quarter 2006.
•	Nonperforming assets to total assets remained low at quarter-end at 0.35%.

For the first nine months ended September 30, 2007:

•
Year-to-date earnings of $55.9 million, up 8.9% from $51.4 million for the same period 2006.  Excluding the balance sheet restructuring in 2007 and the nonrecurring gain in 2006, earnings increased 15.3%.

•
Fully diluted year-to-date earnings per share increased 8.8% to $1.23 from $1.13 a year ago.  Excluding the balance sheet restructuring in 2007 and the nonrecurring gain in 2006, diluted earnings per share increased 14.5%.

•	Year-to-date tax equivalent net interest margin down to 5.68% from 5.70% a year ago.
•	Efficiency ratio continues as one of the industry’s best at 36% for year-to-date 2007 and 37% for year-to-date 2006.
•	Year-to-date return on average equity of 19.14% down from 19.21% for the same time period 2006.
•	Year-to-date return on average assets of 2.19% compared to 2.28% a year ago.
•	Repurchased 1,453,401 shares of common stock at a cost of $37.1 million with an average share price of $25.53.

Asset Quality

As of September 30, 2007, nonperforming assets were 0.35% of total assets compared to 0.24% a year ago.  Nonaccruing loans increased to $11.3 million at September 30, 2007, up from $7.6 million at September 30, 2006 and up slightly from $11.0 million at June 30, 2007.  The ratio of loans past due over 30 days was 0.46% of total loans at September 30, 2007, up from previous quarter end of 0.45%.  The nonperforming assets and the delinquency ratios continue to be centered in one loan totaling $7.1 million, or 63.2% of the total nonperforming loans.  During the quarter, a plan was approved by the bankruptcy court on the $7.1 million loan which calls for payoff by the end of 2007.  There are a total of 17 loans with balances ranging from $12 thousand to $7.1 million that make up the total of nonperforming loans.  “The quality of our loan portfolio continues to be strong as evidenced by the ratio of past due loans over 30 days,” said Lyle E. Ryan, President of Frontier Bank.

During the third quarter of 2007, the Corporation provided $2.1 million for loan losses as compared to $1.7 million for the third quarter of 2006, and compared to $1.9 million for the second quarter 2007.  The total allowance for loan losses stood at $45.1 million, or 1.36% of total loans outstanding compared to $40.0 million, or 1.41% of total loans outstanding as of the same date last year. For the quarters ended September 30, 2007 and 2006, net loan charge-offs were $326 thousand and $1.3 million, respectively.

Funding

Deposit competition continues to be strong in the Puget Sound market.  Loan growth since September 30, 2006 of $489.2 million was primarily funded by deposit growth of $356.7 million, which increased deposit balances from $2.46 billion at September 30, 2006 to $2.82 billion at September 30, 2007.  During this same period noninterest bearing deposits increased $16.5 million and interest bearing deposits increased $340.3 million.

Total deposits decreased in the third quarter by $15.7 million from the linked quarter.  Noninterest bearing accounts increased $8.7 million, while interest bearing deposits, driven primarily by savings, NOW and money market deposits, decreased $24.3 million for the same period.  Time deposits increased $17.3 million, or 1.2% for the same period.  Due to a drop in short term rates, deposits shifted from the premier treasury money market accounts into sweep accounts.  Part of the drop in deposits resulted from a planned decrease of $15.0 million in wholesale funding.

Short-term borrowings, primarily federal funds purchased, were $48.6 million, an increase of $35.1 million from September 30, 2006 and an increase of $33.4 million from June 30, 2007.  Federal Home Loan Bank advances have increased $11.4 million since the third quarter 2006 and decreased $30.7 million during the current quarter.

Third Quarter 2007 Operating Results

Operating Results

Net interest income for the third quarter of 2007 was $48.2 million, an increase of $5.5 million, or 12.9%, compared to $42.7 million for the prior year third quarter.

Frontier’s tax equivalent net interest margin was 5.71% in the third quarter of 2007, compared to 5.82% in 2006. Approximately 58% of the Corporation’s loans are variable rate (immediately repriceable) and 14% are adjustable rate, which reprice within three months to five years, depending on the index.  As a result of the 50 basis point decrease in the prime rate on September 18, 2007, forty-nine percent of our variable rate loans or approximately $900 million in loans indexed to the prime rate were at their floor as of September 30, 2007.  The yield on earning assets increased 17 basis points to 9.11% in the third quarter 2007 from 8.94% in the third quarter 2006, and the cost of funds increased 32 basis points to 4.32% in the third quarter 2007 from 4.00% in the third quarter 2006.

Total noninterest income for the third quarter 2007 increased $72 thousand, or 2.1% to $3.5 million from $3.5 million, in 2006.  This increase was primarily attributed to an increase in NSF/OD fees.

Total noninterest expense increased $2.7 million to $19.1 million, for the quarter ending September 30, 2007, up 16.6%, compared with the same period last year.  Salaries and benefits increased $1.4 million or 13.1%, of which 9.6% relate to staff additions.  Amounts related to the expensing of equity compensation required by FAS 123R made up $404 thousand of the increase.

Balance Sheet and Capital Management

At September 30, 2007, Frontier’s total assets were $3.58 billion, and deposits totaled $2.82 billion, an increase of 13.7% and 14.5%, respectively, compared to the same period in the prior year.  Net loans of $3.27 billion and investments of $103.0 million reflected an increase of 17.4% and a decrease of 13.2%, respectively.

During the third quarter 2007, the Corporation did not repurchase any shares. Weighted average year-to-date diluted shares totaled 45,481,886 for 2007 versus 45,346,480 for 2006.

Dickson stated, “The previously announced fourth quarter 2007 cash dividend of $0.17 per share, an increase of 13.3% over fourth quarter 2006, representing the 32nd consecutive quarter of increased cash dividends, will be paid to shareowners on Tuesday, October 23, 2007.”  Frontier began paying cash dividends to shareowners in 1999.

Branch Expansion

Frontier opened its 46th, 47th and 48th offices in the third and early fourth quarter.  The Lacey Office, our first office in Thurston County, opened in late July 2007 by manager Scott Beckwith.  Our Bremerton Office, managed by Christine Christoff, opened in September 2007 and our Gig Harbor Office opened in October 2007, managed by Joyce Taylor.

Frontier announced a merger on July 25, 2007 with the Bank of Salem (OTC BB: BSOG).  The Bank of Salem is a commercial bank with assets of $210 million with offices in Salem, Portland and Tigard, Oregon.  This merger is expected to close in the fourth quarter of 2007.

Additionally, Frontier announced on September 26, 2007 a merger with Washington Banking Company, (NASDAQ: WBCO) the $850 million in asset parent company of Whidbey Island Bank.  Whidbey has 20 offices in Island, Skagit, Snohomish and Whatcom counties. The combined company enhances Frontier’s leadership position as the largest community bank headquartered in Western Washington.  This merger is expected to close in the first quarter of 2008 with systems integration in the second quarter of 2008.

Certain amounts in prior years’ financial statements have been reclassified to conform to the 2007 presentation.  These classifications have not had an effect on previously reported income or equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank.  Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected.  The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.  Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier’s 2006 Form 10-K.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

	Unaudited		Unaudited
(In thousands, except for shares and per share amounts)	Three Months Ended		Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans	$76,011	$64,554	$216,185	$178,531
Interest on investments	1,737	1,647	4,083	4,236
Total interest income	77,748	66,201	220,268	182,767
INTEREST EXPENSE
Interest on deposits	25,907	20,162	71,479	52,718
Interest on borrowed funds	3,659	3,371	11,679	9,897
Total interest expense	29,566	23,533	83,158	62,615

Net interest income	48,182	42,668	137,110	120,152

PROVISION FOR LOAN LOSSES	2,100	1,700	5,400	5,200

Net interest income after provison for loan losses	46,082	40,968	131,710	114,952

NONINTEREST INCOME
Loss on sale of securities	-	-	(937)	-
Gain on sale of secondary mortgage loans	340	379	1,211	1,048
Service charges on deposit accounts	1,239	1,037	3,403	3,163
Gain on sale of premises and equipment	-	171	-	2,395
Other noninterest income	1,959	1,879	5,830	5,614
Total noninterest income	3,538	3,466	9,507	12,220

NONINTEREST EXPENSE
Salaries and employee benefits	11,785	10,417	34,145	30,984
Occupancy expense	2,454	2,265	7,413	6,756
State business taxes	510	534	1,501	1,708
Other noninterest expense	4,388	3,192	13,731	9,997
Total noninterest expense	19,137	16,408	56,790	49,445

INCOME BEFORE PROVISION
FOR INCOME TAXES	30,483	28,026	84,427	77,727

PROVISION FOR INCOME TAXES	10,256	9,500	28,506	26,368

NET INCOME	$20,227	$18,526	$55,921	$51,359
Weighted average number of
shares outstanding for the period	44,033,951	45,276,225	45,105,224	44,901,918
Basic earnings per share	$0.46	$0.41	$1.24	$1.14
Weighted average number of diluted shares
outstanding for period	44,332,276	45,743,603	45,481,886	45,346,480
Diluted earnings per share	$0.46	$0.40	$1.23	$1.13

Efficiency ratio	36%	35%	36%	37%
Return on average assets	2.28%	2.37%	2.19%	2.28%
Return on average equity	20.81%	19.85%	19.14%	19.21%
Net interest margin	5.67%	5.79%	5.64%	5.66%
TE Effect	0.04%	0.03%	0.04%	0.04%
*TE Net interest margin	5.71%	5.82%	5.68%	5.70%

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(In thousands, except shares)	Unaudited		Unaudited

	September 30,	December 31,	September 30,
ASSETS	2007	2006	2006

Cash & due from banks	$63,763	$104,222	$90,235
Federal funds sold	3	18,673	26,501
Securities:
Available for sale-fair value	99,469	111,112	114,259
Held to maturity-amortized cost	3,534	3,599	4,410
Total securities	103,003	114,711	118,669

Loans receivable:
Held for sale	4,332	7,220	6,091
Held for portfolio, net of unearned income	3,313,904	2,900,780	2,822,930
Less allowance for loan losses	(45,113)	(40,649)	(40,014)
Net loans	3,273,123	2,867,351	2,789,007
Premises & equipment, net	38,246	30,026	28,481
Intangible assets	41,054	41,227	40,548
Federal Home Loan Bank stock	15,030	15,030	15,030
Bank owned life insurance	22,892	22,198	21,969
Other real estate owned	1,145	-	-
Other assets	26,175	25,026	23,472
TOTAL ASSETS	$3,584,434	$3,238,464	$3,153,912

LIABILITIES
Deposits:
Noninterest bearing	$400,247	$406,621	$383,767
Interest bearing	2,417,180	2,047,011	2,076,914
Total deposits	2,817,427	2,453,632	2,460,681
Federal funds purchased and
securities sold under repurchase agreements	48,622	81,673	13,496
Federal Home Loan Bank advances	279,375	282,017	267,965
Junior subordinated debt	5,156	5,156	5,156
Other liabilities	35,717	20,703	23,798
TOTAL LIABILITIES	3,186,297	2,843,181	2,771,096

SHAREOWNERS' EQUITY

Common stock, no par value; 100,000,000 shares authorized	186,420	183,982	182,302
Retained earnings	203,539	205,126	194,332
Accumulated other comprehensive income,
net of tax effect	8,178	6,175	6,182
TOTAL SHAREOWNERS' EQUITY	398,137	395,283	382,816

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY	$3,584,434	$3,238,464	$3,153,912

Shares outstanding at end of period	44,047,950	45,350,316	45,315,383

Book value	$9.04	$8.72	$8.45
Tangible book value	8.11	7.81	7.55